PHH CORPORATION
Moderator: Nancy Kyle
05-01-09/9:00 am CT
Confirmation # 3564266

PHH CORPORATION
Moderator: Nancy Kyle
May 1, 2009
9:00 am CT
Operator: Good morning, ladies and gentlemen, welcome to the PHH Corporation 2009 first quarter earnings conference call. Your lines will be in a listen-only mode during remarks by PHH management.
At the conclusion of the company’s remarks, we will begin the question and answer session, at which time I will give you instruction on entering the queue to ask your questions.
Today’s call is also being webcast and recorded for replay purpose. The audio replay can accessed either on the company’s Web site at www.PHH.com or by telephone at 1-888-203-1112 or 1-719-457-0820 and using pass code 3564266 beginning Monday, May 4. It will be available until May 19th, 2009. This access information is also described in the company’s earnings release, and I will repeat it again at the end of our session. This call is scheduled to conclude in 1 hour.
At this time, Nancy Kyle, Vice President of Investor Relations, will proceed with the introduction.
Nancy Kyle: Thank you, Laura. Good morning and welcome to the PHH first quarter 2009 earnings conference call.

PHH CORPORATION
Moderator: Nancy Kyle
05-01-09/9:00 am CT
Confirmation # 3564266

On the call today are Terry Edwards, President and Chief Executive Officer of PHH Corporation; Mark Danahy, President and Chief Executive Officer of PHH Mortgage; George Kilroy, President and Chief Executive Officer of PHH Arval; and Sandra Bell, Executive Vice President and Chief Financial Officer, PHH Corporation. After the prepared remarks, we will begin a question and answer session, when other members of our management team will be available. Remarks by our management team will be supplemented by a presentation that is posted on our Web site at www.PHH.com, you are invited to follow along as we go through each slide. If you did not receive a copy of the earnings release we issued this morning, you may access it from our Web site at www.PHH.com or you may call our investor hotline at 856-917-7405 and request a fax or mailed copy.
Please note that this conference call will include forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and that is further described in slide two of our presentation.
Our actual results may differ materially from those forward-looking statements discussed on this call. Please see the risk factors in our 2008 Form 10-K for a description of issues that may lead to different results. Please call our hotline if you would like paper copies of any of our filings or you may access them on our Web site.
During today’s presentation, we will also be referring to certain non-GAAP financial measures. Please refer to slide 3 in the presentation for a description of these non-GAAP financial measures, and appendix A in the presentation for a reconciliation of these non-GAAP financial measures to the next most directly comparable GAAP financial measures.
Please also note that PHH Corporation has filed a proxy statement in connection with its 2009 annual meeting of stockholders. We advise our stockholders to please read that proxy statement, because it contains important information. Stockholders are able to obtain a proxy statement and other documents that PHH filed with the free copy of that

PHH CORPORATION
Moderator: Nancy Kyle
05-01-09/9:00 am CT
Confirmation # 3564266

Securities and Exchange Commission at the Commission’s Web site at www.SEC.gov. That proxy statement and these other documents will also be available free of charge by directing a request to PHH Corporation, attention Investor Relations, 3000 Leadenhall Road, Mount Laurel, New Jersey 08054 or by visiting PHH’s Web site at www.PHH.com and clicking under the investor relations tab.
PHH, its Directors and named executive officers, may be deemed to be participants in the solicitation of proxies from PHH stockholders in connection with the 2009 annual meeting of stockholders. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in PHH’s proxy statement for the 2009 annual meeting of stockholders. To the extent that holdings of PHH securities on the part of its Directors and named executive officers have changed since the date of that proxy statement, those changes have been or will be reflected on Statements of Changes in Ownership on Form 4 filed with Securities and Exchange Commission.
As you know this year’s annual meeting of PHH stockholders involves a contested election for two of the three Class 1 board seats, to be filled for a 3-year term. PHH has publicly announced our board recommended slate and the board’s opposition to the alternate slate nominated by one of our stockholders. We are not going to add to that statement on today’s call. Today we want to focus on the company’s business and financial results. We expect to be mailing our annual meeting proxy material well ahead of the June 10 meeting, and we will be taking our case to our stockholders in those materials and ensuing communications. Today is not the time or the place to distract you or us from the purpose of this call. I would ask that you not ask questions about the proxy contest and that you understand why we won’t be answering them today.
And now, I’d like to turn the call over to Terry.

PHH CORPORATION
Moderator: Nancy Kyle
05-01-09/9:00 am CT
Confirmation # 3564266

Terry Edwards: Thank you, Nancy. Good morning everyone; thank you for joining us. It’s a bright, sunny day here in Mount Laurel, New Jersey, just outside Philadelphia. We hope it’s bright and sunny where you are, as well.
We are excited to share our results for the first quarter; we’re going to follow the same path we followed for our year-end results. I’ll review the information provided in this morning’s press release, then Mark and George will discuss detailed segment results and Sandra will close with the investor presentation with our funding strategy, after which we will take questions. For the benefit of those new to PHH, we have a mortgage business and a fleet business, both of which are outsource providers.
We believe our mortgage business is the largest outsource provider of mortgage services in the industry. We did not do sub-prime, we did not do option ARMs; these products do not meet our company’s mission statement to treat customers like family. As a result, we are a top ten lender and the fifth largest retail lender.
Back in 2006 we had fallen to the number 27 in the mortgage originations ranking, because we lost market share related to the products I just mentioned. As a result of our focus on our mission statement in the long term, we are here to tell about it.
Relative to the mortgage industry, we have great credit performance, which Mark will discuss. We are not a portfolio lender, so all mortgages on the balance sheet are held for sale and therefore are marked to market.
Our Fleet Management business was started in 1946, by Messrs. Peterson, Howell and Heather, hence our name, PHH. This business is sometimes referred to as a leasing business; this is not traditional leasing, it is Fleet Management. Almost all of the vehicle leases we enter into are open-ended, which means the client company is responsible for the residual risk for its fleet of vehicles. Over the past 10 years, our credit losses in this business have averaged two basis points and have not exceeded seven basis points in any of those 10 years. They were less than one basis point in the first quarter, and less than three basis points on an annualized basis.

PHH CORPORATION
Moderator: Nancy Kyle
05-01-09/9:00 am CT
Confirmation # 3564266

Our clients include about 1/3 of the Fortune 500. We add value in the Fleet business for our clients by intensely focusing on the total cost of operating fleets. These costs include fuel, maintenance, accident management, buying the right vehicle to meet the client need, selling the vehicle at the right time, interest expense, et cetera. We call it the art and science of Fleet Management.
With that as a foundation, please turn to page 6 in the presentation. For PHH, we reported consolidated net income of $2 million and earnings per share of 4 cents. We had strong non-GAAP operating profit of $119 before credit related charges of $36 million and certain fair value adjustments of $81 million.
Now turn to page 7. The benefits of our unique mortgage model, coupled with cost take outs are beginning to be seen, with $113 million contribution from the production segment in the first quarter.
This $113 million was enough to offset credit costs, increases to credit reserves and the cost of pre-payments during the month. However, it was not enough to fully offset the MSR write-down of $71 million, as the combined mortgage operation lost $5 million for the quarter.
Through April, the positive momentum of the first quarter has continued, so our expectations for the second quarter are similar to the first quarter for the production segment. With interest rates steady and assuming they remain steady, we believe any MSR write down in the second quarter would be minimal. With those assumptions, that means the combined mortgage operation should be profitable during the second quarter, in fact, we would expect a significant profit without an

PHH CORPORATION
Moderator: Nancy Kyle
05-01-09/9:00 am CT
Confirmation # 3564266

MSR write down. I’m sure many of you have already done that math. However, a cautionary note, a drop in rates would cause a further MSR write down.
Mark will provide all the details to support this forward-looking statement during his presentation.
Turning to the vehicle business, on slide 8, the big event since the last quarter is the New York Fed’s inclusion of commercial fleet assets for eligibility in the TALF program. We fully expect to benefit from this program during 2009.
The $7 million in pre-tax results includes $11 million in additional debt costs, related to what I call the legacy mismatch between our cost of funds and our billing rates. George and his team have made great progress repricing new units to minimize the chances of this happening on vehicles leased in 2009 and thereafter. As previously discussed, we expect that it will take another 2 years for this mismatch to clear. We still expect the Fleet Management business to earn $20 to 30 million pre-tax for 2009, which is consistent with our last call.
The income statement is on slide 9, and it was also provided in the press release. On slide 10, we provided a non-GAAP measure similar to pre-provisions earnings concept that we are all seeing from the banks; that was the $119 million I mentioned at the top. This demonstrates our earnings power in the current stable interest rate environment.
Turning to the balance sheet, you see slightly higher leverage versus year-end. This is driven by more mortgage loans held for sale, which you would expect with the increased closing volume versus the fourth quarter. We are generally turning loans in less than 20 days, we have reduced scratch and dent second lien balances, as shown on page 13 of the press release. As these balances decline, we are less exposed to further write downs related to these assets.
I’ll now hand the baton to Mark.

PHH CORPORATION
Moderator: Nancy Kyle
05-01-09/9:00 am CT
Confirmation # 3564266

Mark Danahy: Thank you, Terry. I’m happy to have the opportunity to share with you the first quarter 2009 results, and the outlook for the mortgage business in the coming year.
Starting with slide 13, we worked to position the production business for profitability and we’re pleased with the results of the production segment in the first quarter. We reported $113 million in segment profit. Of note, we nearly doubled our first mortgage production volumes in the first quarter from the fourth quarter of last year. Our total application volumes increased 73% from the fourth quarter. In addition, the mortgage-pricing environment has remained healthy for originators.
During the quarter, our purchase mortgage closing volumes were 29% of our total volume, which we believe is somewhat better than the industry average. We traditionally have had a higher concentration of purchase business than the industry average, due in part to our strong relationship with Coldwell Banker, Century 21 and ERA Realty. We believe we’re well positioned to capture purchase mortgage business as the housing sector begins to recover and home sales improve.
Importantly, we continue to maintain a discipline around our cost structure as we increase our production capacity.
On slide 14, let’s revisit the margin graph we shared with you in the last webcast. We formatted this a little differently, but the information is the same.
Remember when we talk about pricing margins, we’re measuring at the time of rate lock what we can sell a note for relative to our basis in the loan. We include an expectation of the cost of hedging and any expected net interest income during the warehouse period. We also include any discount points paid by borrowers to reduce the rate on the loan.

PHH CORPORATION
Moderator: Nancy Kyle
05-01-09/9:00 am CT
Confirmation # 3564266

The pricing margin is a key measure that we monitor because it represents the market pricing of the note and is the most highly variable component of the gain on sale.
Looking to the right side of the chart, you can see that the pricing margins increased in the first quarter over the prior quarter, and are well above the level from the first quarter 2008. You can see from the line on the chart, pricing margins are near 170 basis points on average in the first quarter, up from 120 or so in the fourth quarter. This, of course, had a favorable impact on our production segment results.
Please take a look at the production results on slide 15. This chart should look familiar.
We start with our reported segment earnings of $113 million and only adjust for a $10 million write down with scratch and dent, second lien and construction loans. So our adjusted production results are $123 million.
I’d like to make a point here that we continue to look to reduce the balance of our less liquid categories of loans held for sale, through sales or corrective action. We reduced those balances to $127 million at quarter end; this is down from $181 million at the year-end 2008.
On slide 16, I’d like to talk a little more specifically about the operating results for the production segment. A key take away is that we’re shifting production to a more profitable mix of business; for example, we focused our business to generate a higher percentage of more profitable retail first mortgage originations.
As a reminder, mortgage industry channels are referred to as retail, wholesale and correspondent. We’ve always had a higher concentration of the retail business. In the wholesale and correspondent business we chose not to compete with large banks on a full auction basis to win business, but rather focused on a niche of small independent banks and credit unions. This focus has served us well through this downturn and is one reason we believe our credit performance is better than our large competitors.

PHH CORPORATION
Moderator: Nancy Kyle
05-01-09/9:00 am CT
Confirmation # 3564266

Retail origination is traditionally the most profitable space in the mortgage cycle. We earn the greatest profit originating a loan directly with a borrower and we exercise greater influence over the credit quality of the loan. We perform all the work on retail loans, so operating costs are higher, but those costs are more than offset by higher gain on sale. The gain is higher because you don’t have to pay the premium that would be required in the wholesale or correspondent channel to acquire the loan.
Within our retail production channel, we’ve taken steps to eliminate or improve less profitable relationships. These steps are geared towards higher revenue generation and profitability, irrespective of the pricing margin, and therefore improve the mix of business.
Our first quarter closings had a much bigger percentage of loans closed to be sold. This reflects a decline in fee-based jumbo and second mortgage production, offset by growth in conforming agency eligible business. Loans closed to be sold is certainly more profitable than fee based closings in the current market.
The actions we’ve taken to change the mix of business generate higher revenues, which we believe will help sustain profitability even in lower pricing margin environments.
I also want to touch on the capitalized MSR for the first quarter. We retained 39 basis points of servicing strip in the first quarter, and capitalized servicing at 199 basis points, which equates to a 5.1 multiple. This is slightly higher than the 4.7 multiple in the first quarter of 2008. This level of retained servicing reflects the attractiveness of the loan quality and very low interest rates of the loans originated this quarter.

PHH CORPORATION
Moderator: Nancy Kyle
05-01-09/9:00 am CT
Confirmation # 3564266

Now let’s touch on operating costs. We reduced fixed costs by $14 million, including salaries and occupancy costs in the first quarter of 2009, versus the first quarter of 2008. This benefit was offset by increased variable production costs. The number of employees is down approximately 350 from March 31 of this year versus the same time last year.
We remained focused on shifting costs from a fixed to a variable cost structure, so we may more efficiently scale the business up and down with volumes, to maintain profitability.
On slide 17 we speak to the outlook for the year.
Given $9 billion in production volume in the first quarter and positive momentum carried into the second quarter, we believe we’re well on track to achieve our goal of a profitable year.
We signed one new client in the first quarter and our pipeline of potential (PLS) clients remains strong.
Fannie Mae and (MBA) are forecasting over $2 trillion in industry volumes in 2009. Given our market share that would translate to well more than a $40 billion annual volume run rate.
In simplistic terms, if you take our $15.7 billion in the first quarter application volume from page 10 of our earnings release and assume a 65% pull through rate, you would get roughly $40 billion annual run rate, assuming the market remains similar to the first quarter.
Moving to slide 18, I’d like to talk about the production segment profitability sensitivity on an annualized basis. We’re providing the matrix again this quarter and the sensitivity is consistent with what we provided on the last earnings call.

PHH CORPORATION
Moderator: Nancy Kyle
05-01-09/9:00 am CT
Confirmation # 3564266

We believe the grid continues to provide an approximation of the potential segment profitability on an annualized basis. We continue with the premise that we’ll break even with $27 billion in total production volume, at 80 basis points of margin. Every additional $1 billion in closings can be expected to generate approximately $8 to 14 million in additional segment profit, with higher volume scenarios achieving the higher marginal operating leverage.
Loans closed to be sold is assumed to average roughly two-thirds of the total loan closings, and margins in excess of 80 basis points can be applied to the volume of loans closed to be sold.
Before we move to looking at the matrix itself, let me pause here for a second. Production segment revenues are recognized throughout the origination process, starting with the date at which a rate lock commitment is made. There are a number of estimates required to recognize revenues, such as the percentage of loan commitments that will actually close, the pull through, the cost of hedging the loan to the sale date and the value of servicing when the loan is sold. Of course, the estimates ultimately become realized results when the loan is closed and sold. Revenues are adjusted throughout the origination process and those estimates are revised and ultimately trued up to the realized results.
The effect of both the timing of revenue recognition and the use of estimations becomes reduced over a longer measurement period, such as a full year. Issues resulting from timing and the use of estimates may be magnified when measured over a shorter period.
That’s a long winded way of saying annualizing the performance of a quarter will not necessarily match up with the annualized results presented in the matrix on the next page.
Despite my caveats from the prior page, I suspect each of you is probably trying to understand how the first quarter results compared to the matrix, so let’s work through the math together as we turn to slide 19.

PHH CORPORATION
Moderator: Nancy Kyle
05-01-09/9:00 am CT
Confirmation # 3564266

We already talked about a $40 billion run rate for volumes and roughly 170 basis points for pricing margin, so I would look then to the matrix at a 175 basis point margin and $40 billion in volume, the $397 million in potential annualized profit would suggest roughly a $150 million as a proxy for segment profit in the first quarter.
The mix of business earned in the first quarter is favorable to the matrix assumption, most notably the saleable volumes are a higher percentage of total closings. This favorable mix of business drives the first quarter results above the estimate of quarterly profits from the matrix.
So we adjust the matrix results for this more favorable mix of business. During the quarter, saleable volume was 82% of the total, which is roughly 15% higher than the average on the matrix. Apply that to a $40 billion annual run rate, which implies $10 billion for the quarter, and you get roughly $1.5 billion of additional saleable volume or interest rate lock commitments that will ultimately be saleable, versus fee based volume. That $1.5 billion will earn incremental pricing margin. Using 95 basis points of additional margin (the 175 basis points of pricing margin less the 80 in the base case) and you get roughly $15 million of additional estimated quarterly profits.
The $100 million estimate, as suggested by the matrix, plus the $15 million benefit from the favorable mix of business, totals to an estimated $115 million, which puts us reasonably close to the $123 in adjusted profits we just discussed on slide 15.
The actions we took to eliminate or improve less profitable business is important in a year over year comparison. We incorporated those actions in developing the profitability sensitivity matrix.
Moving on to the servicing segment with slide 20.

PHH CORPORATION
Moderator: Nancy Kyle
05-01-09/9:00 am CT
Confirmation # 3564266

The segment reported a $118 million loss for the quarter, which included a $71 million mark to market adjustment on the MSR asset. You may notice the typo on that slide, which says a $7 million, not $71 million adjustment.
Actual pre-payment speeds increased, but remained below modeled prepayment speeds. In comparison to the first quarter of last year, the interest earned on escrows and the float benefit was down $21 million, due to the lower levels of LIBOR rates this year.
Our servicing portfolio delinquencies improved during the quarter, as you would seasonally expect. I’m not sure other large servicers experienced this favorable trend. The foreclosure, REO, and bankruptcy increased to 2.26% by quarter end, which was an increase of 36 basis points from year-end.
Let me repeat some comments form the prior webcast. Assuming a stable interest rate environment and mortgage markets with limited refinance incentive, the servicing segment may be expected to generate a profit of 9 to 11 basis points of the capitalized servicing.
In the current market, we would expect the servicing segment to under perform, due primarily to the increased actual pre-payments and lower, continued lower, earnings on escrows and float balances.
On slide 21 we adjust certain items in the quarter to help you better understand the adjusted results that you might expect in the current market environment, with current refinance activity.
In the first bar we back out $71 million in MSR evaluation adjustment, the $71 million primarily results from an increase in expected pre-payments as we tuned our models to reflect the estimated impact of recent government initiatives for certain high LTV borrowers. Next we back out foreclosure provisions of $10 million. This amount represents credit losses recorded in the quarter in excess of an assumed normal expectation of credit losses of $11 million. We also back out the net loss from Atrium of $5 million. In the final bar, we back out the estimated decline in the MSR value of $13 million, attributable to changes in the delinquency of the portfolio, primarily related to the increase in foreclosure, REO balances.

PHH CORPORATION
Moderator: Nancy Kyle
05-01-09/9:00 am CT
Confirmation # 3564266

The adjusted segment results leave us with a net loss of $19 million, which may be expected in a market with higher pre-payment activity associated with a high level of refinance activity. This $19 million loss is more than offset by the higher profitability of the production segment, realized from the same refinance activity.
The adjusted servicing segment results presented don’t achieve the segment profit of nine to 11 basis points, due to this higher level of pre-payments and lower escrow and float earnings, which are driven by the same factors that benefited the adjusted production segment results presented earlier.
On slide 22 we walk through some of the considerations related to the valuation of the MSR asset.
The primary mortgage rates were down slightly during the quarter. Actual pre-payment speeds continue to run about 60% of our modeled speeds. When we model pre-payment speeds we consider a borrower’s cost to refinance, given the borrower’s original FICO score and an estimated current LTV. We assume that borrowers can find funds to reduce the LTV on a new mortgage if the cost of a refinance is attractive.
We continue to explore the opportunity presented by the government sponsored loss mitigation programs. Our valuation does not incorporate the potentially lower foreclosure rates or potential fee income or lower costs of servicing from a successful modification program.

PHH CORPORATION
Moderator: Nancy Kyle
05-01-09/9:00 am CT
Confirmation # 3564266

Recall in the production segment I mentioned that newly created servicing was valued at a 5.1 multiple. Our servicing portfolio in its entirety is valued at 97 basis points, with a 33 basis point servicing strip, which equates to a 2.9 multiple. The newly created servicing is included in the portfolio value, and you can imagine, represents some of the most valuable servicing when compared to the whole portfolio.
On slide 23, we present our portfolio delinquencies, compared to the MBA industry’s national delinquency survey.
It’s important to note that we’re presenting 60 day plus delinquencies, delinquency rates. Also, the survey data is based on prime loans only. As you can see, despite increases in our delinquency rates, we’re significantly outperforming the industry.
On slide 24, we show all the information that we provided in the 10-Q on credit reserves together in one place. The notable items are that the credit enhancement program continues to wind down and we expect it will be substantially reduced by the second quarter, which is right on schedule with what we’ve been telling you over the past year.
The $392 million represents the unpaid principal balance of loans, which we specifically identified as having recourse to PHH.
The $45 million reserve balance represents the estimated losses for both the identified, off balance sheet recourse shown, as well as the estimated losses on loans sold in which recourse may exist through a breach of rep and warranty, but has not yet been identified.
The reserved roll forward shows we continue to build reserves.

PHH CORPORATION
Moderator: Nancy Kyle
05-01-09/9:00 am CT
Confirmation # 3564266

I think this page helps to show how PHH is different from so many of our large competitors and highlights why we believe our credit exposure is far more limited.
On slide 25, we provide an update to Atrium. We highlight the cash held in trust to pay claims. We believe the cash held in trust, along with expected future premiums will be more than sufficient to pay future claims. As we’ve been indicating, we expect Atrium will begin to pay claims in the second quarter of this year.
We’re investigating what potential impact the government programs geared toward stabilizing the housing sector may have on our future projected losses, but this effort may not be fully vetted until the second half of this year.
On slide 26, I wanted to take a minute to talk about our government – about government programs for loan modifications.
Let me start by saying that generally servicers do not absorb any losses that result from a loan modification. The investor or guarantor—Fannie and Freddie—will bear the losses from a loan modification. Under the HASP program home affordability and stability plan program the government will kick in a portion of the cost of modifications effectively reimbursing the investor.
Servicers will pass the funds from the government to the investors. There was a recent Wall Street Journal article which many of you may have seen that indicated servicers were getting allocated billions in funds from the Treasury for loan modifications. The article did not make it clear that servicers would have to pass these funds through to investors as an offset to the investor losses resulting from loan modification.
PHH will participate in government sponsored loan modification programs for the Freddie/Fannie conforming loans that we service. We expect to participate in servicer compensation of $1,000 per loan up to $3000 provided the borrower remains current over 3 years. There’s an additional $500 compensation to a servicer when an at-risk loan is modified before it becomes delinquent.

PHH CORPORATION
Moderator: Nancy Kyle
05-01-09/9:00 am CT
Confirmation # 3564266

For non-GSE eligible loans PHH will continue to work with investors including our PLS clients to make appropriate loan modifications.
I guess the downside to a top performing portfolio is less modification fee income opportunity.
I’m sharing some stats in the bottom half on our loan modification pipeline and current level of delinquent GSE loans that one would consider as potential candidates for a loan modification. At this time, it’s too early to reasonably project what opportunity we have to earn fees from the government for successful loan modifications.
On slide 27, it’s pretty straightforward.
The Fed policy continues to drive the mortgage markets. The good news is the Fed remains committed to keeping mortgage rates low.
The jumbo mortgage market may see some liquidity if investor demand picks up from TALF.
Our potential PLS client pipeline remains strong.
Finally, in summary, on slide 28. There’s reason for optimism in the outlook for the year. The Fed has said they’re committed to keeping mortgage rates low and assuming a mortgage – assuming rates remain stable at current levels, we expect strong continued production profits that we believe will more than offset the under performance we expect from servicing segment. With rates remaining stable at the current levels, we would not anticipate further write down to the

PHH CORPORATION
Moderator: Nancy Kyle
05-01-09/9:00 am CT
Confirmation # 3564266

MSR asset in 2009. We believe Fed actions will take hold to stabilize the housing markets, although the exact timing is uncertain.
As the housing markets stabilize, we expect the level of credit provisioning would slow and home purchase activity would increase. And we believe we’re well positioned to capture the purchase the mortgage business as home sales improve.
Thank you very much for your time and attention. Let me turn it over to George.
George Kilroy: Thank you, Mark. Good morning. As Terry mentioned at the beginning of the presentation, Fleet made $7 million for the quarter, down from $24 million in first quarter 2008. Most of this difference can be attributed to increased bank fees and some fall off in volume.
If you’ll turn to slide 30, I’d like to give you a brief update on the Fleet management market.
We’re working closely with our clients to determine their vehicle needs for this year. PHH and our clients are carefully evaluating vehicle needs in the current economic environment. Do they need as many vehicles? Should they delay replacement? Should they redeploy vehicles? As a result, we’ve seen a dramatic drop off in new vehicle orders similar to that seen across the entire new car and truck market in North America.
This drop off in orders will have an impact on PHH’s revenue for 2009 but could be partially offset by an increase in maintenance revenue, as vehicles are kept past their warranty period and more major repairs are anticipated.
We also believe our competitors continue to address their increasing debt costs with their lease clients. And as a result, we’ve seen an increase in spreads associated with lease rates throughout our market. We expect that trend to continue. However, lease rates continue to be less than this time last year.

PHH CORPORATION
Moderator: Nancy Kyle
05-01-09/9:00 am CT
Confirmation # 3564266

In order to correctly advise our clients and to evaluate any impact on PHH we are monitoring the status of the motor companies, GM, Chrysler and Ford in particular daily to determine the impact of their rapidly changing situations including Chrysler’s announced bankruptcy plans. All three continue to value the commercial fleet segment and plan to continue to service market in the future. We anticipate some models will be discontinued, although most do not impact the fleet market.
We also expect there will be a significant reduction in dealerships which impacts our network for both new vehicle delivery and repairs but we’re receiving frequent updates that allow us to shift this business if necessary.
All of the manufacturers believe there is sufficient capacity to fill Fleet orders in the near future.
If you go to slide 31, this provides a summary of some of our activities and their results in the first quarter specifically around lease funding and pricing.
We’ve been successful in changing rates for new orders for almost every client that was not already at a rate close to our cost of funds. For the few we have not been able to come to agreement with, we are holding orders while we continue to resolve this issue. Ultimately, we believe we will be successful.
We’ll talk about funding plans in a few slides. One difference in our current approach to funding for our leases from the recent past is we plan to access multiple sources rather than just one in the U.S. and one in Canada. As a result, we could have different fee structures and will have a better idea of what they will be as we near completion. As Terry mentioned, we’re working with our clients to make sure our funding costs are always aligned with our billed rates.

PHH CORPORATION
Moderator: Nancy Kyle
05-01-09/9:00 am CT
Confirmation # 3564266

Our 2008 cost initiatives have been completed. We’ve seen a $1 million benefit in the first quarter and expect to recognize an additional $7 million savings the rest of the year. In addition, we are closely monitoring our key revenue drivers to determine if additional cost take out is necessary.
We’re seeing a very active pipeline of new business, especially fleets that anticipate using a number of additional services and in some cases, services only. Our client retention rates are holding and our recent client survey showed client satisfaction at 90%.
Slide 32 shows adjusted segment profit of $18 million for the quarter had we not been impacted by the increased funding costs over first quarter 2008.
Slide 33 shows the status of our key drivers. The changes are a result of clients that have left PHH over the last 2 years for any number of reasons including clients being unable to come to agreement on pricing. It also includes the impact of client downsizing and other client specific events. Although not a trend we want to continue we don’t see a significant up tick until the economy begins to recover and we’ll manage this very closely.
Slide 34 shows our outlook for Fleet for the remainder of the year which is to stick to our plan of providing outstanding service to our customers, maintain close communications with our key suppliers, particularly the motor companies; be aggressive on cost management, closely manage cash flow and keep our eye on the credit quality of our portfolio. As we said in the past, PHH’s client credit profile is outstanding, averaging 2 basis points of write-offs over the past 10 years. In fact, in 2008 we had no write offs. Also, as a reminder, in PHH’s leases we do not take residual risks on 94% of our portfolio, rather we manage this risk for our clients.

PHH CORPORATION
Moderator: Nancy Kyle
05-01-09/9:00 am CT
Confirmation # 3564266

We’ll also increase our level of client consulting to assist them through their business challenges and look for more opportunities for them to outsource to PHH. And we’ll also continue to invest in innovation and technology that will be of benefit to our clients and to us.
If you turn to slide 36, I’d like to give you a brief update on funding for the lease business. With new vehicle orders down over 40% naturally we will require less funding than in past years. This will probably continue at least for the rest of 2009. In March, the Federal Reserve announced they’ve expanded the asset classes eligible for TALF to include commercial fleet leasing among others. Although we continue to have discussions with our current conduit bank group to renew all or part of Chesapeake, that’s our ABS program, TALF eligibility offers us the potential to diversify our funding sources for Chesapeake. We fully expect to utilize this source of funding.
We’re also seeing some movement in the Canadian ABS markets. We’re having discussions regarding potential conduit transactions in Canada, as well as potential participation in the Canadian government program targeting vehicle and equipment asset-backed securities.
In addition, we will continue to utilize our syndication capabilities for certain assets, manage the revolver to temporarily fill short term needs. And as Sandra will discuss in a moment continue to pursue the acquisition of a deposit bank that we feel will benefit the leasing business.
We’re excited with the multi-funding source strategy and look forward to meeting the challenges of the remainder of 2009. Thank you. I’ll turn it over to Sandra.
Sandra Bell: Thank you, George. Good morning everyone. Following up on George’s update on the funding situation for Fleet, a discussion of our funding capacity for mortgage business is on slide 37.

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We believe our $4 billion of warehouse capacity for the mortgage business from our RBS facility and Fannie Mae is sufficient to handle our expected needs for the mortgage business as Mark talked about this year.
As we noted in our year end review, the RBS repurchase facility renews at our option in June of this year for 364 days until June of 2010. The only condition to renewal other than payment of certain program fees is maintaining a total of $3 billion in capacity for PHH Mortgage including the RBS facility. The Fannie uncommitted facility qualifies for this test and in combination with the RBS facility meets – more than meets this requirement.
The covenants in the RBS facility track those in our revolver which I’ll review again in a moment.
Given our comfort level with the amount of available capacity under the RBS and Fannie facilities we elected to allow the Citi facility which we had earlier this year to lapse in February without renewal.
Our PHH Home Loans Facility will mature this month. Current availability is $125 million. We are not planning on renewing this facility as we have increased our use of brokered loan capacity allowing the mortgage venture to effectively utilize available capacity under the RBS facility. We believe that our current arrangements provide the capacity we need to fund our production in the mortgage venture.
On slide 38, we’ve summarized the remainder of our funding capacity and our continuing efforts to increase our flexibility in that area.
Committed unsecured revolving credit availability of $335 million was up from $260 million at year end.

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Our senior unsecured ratings remain at double B plus, BA2 and double B plus—unchanged from our last earnings call.
As a reminder, we have 2 financial covenants in our revolving credit facility:a leverage test that limits our debt to tangible net worth of ten times. At the end of the quarter, we were comfortably inside that covenant at 5.5 times.
The second test is a minimum net worth maintenance covenant. Our pre-tax cushion was $382 million at the end of the quarter, slightly up from the end of the year.
As mentioned in George’s Fleet funding update, our commercial fleet leasing assets are eligible for the TALF program and we expect to fully take advantage of this program during the term of its availability this year. As George also mentioned, we are working in Canada with their government’s equivalent to TALF, the Canadian Secured Credit Facility.
Our servicing advances are also eligible for TALF issuance and we’re exploring options to monetize these assets as well. Given the TALF eligibility the market has also begun to open up for other types of funding of these assets, which we are also exploring.
Another asset class which we expect to be TALF eligible later this year are prime jumbo mortgages. We would also expect that once these assets are clearly eligible that liquidity will again return for these assets, which will provide additional funding flexibility for jumbo mortgages which are currently being warehoused by our clients.
A quick update on our efforts to add a depository institution to our mix. We continue our dialogue with the regulatory agencies around strategy and business plan. We are working with our advisors to identify potential acquisition alternatives as an alternative to a strict charter

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application. And we continue to view the additional of a depository as an important strategic focus to leverage our business model both Fleet and mortgage.
I will now turn it back to Terry for any questions.
Terry Edwards: Thanks, Sandra. Thanks, George. Thanks, Mark. Laura, we’d be happy to open the lines now for questions.
Operator: Thank you Mr. Edwards. The question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touch-tone telephone. If you are using a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment. Once again, please press star 1 on your touch-tone telephone to ask a question.
And we’ll take our first question from George Bose from KBW.
Bose George: Good morning, this is Bose from KBW.
Terry Edwards: Good morning, Bose.
Bose George: Good quarter. I just had a couple of things. I wanted to start just touching on the gain on sale margin again. You had gross gain on sale margin before this scratch and dent. It was $199 million. I just wanted to get the loan amount that was driving that number.
Mark Danahy: The loan amount that drives the $199?
Bose George: Yes.

PHH CORPORATION
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05-01-09/9:00 am CT
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Mark Danahy: So the best metric to use would be the interest rate lock commitments I think is the answer to your question.
Bose George: OK. So it’s the 1Q rate lock commitment to – is it 7.6?
Mark Danahy: Yes.
Bose George: OK.
Terry Edwards: Hey, Bose, that’s why Mark spent so much time going through what drives the matrix. The income gets recognized from when you have the interest rate lock commitment through processing, through closing and then loans sold. So it’s hard to just grab on to one metric?
Bose George: Is there a way to think about what percentage of the number comes in at the commitment stage versus the other stages along the way?
Mark Danahy: When you look at short periods of time it can be very different between quarters.
Bose George: OK. Let me just switch to the MSR. You noted in your comments that the MSR valuation does assume higher pre-payments because of the HASP program. But I was wondering, there is that fee side, the $1,000 for these loans, I mean does your valuation assume some benefit on that side? Because clearly, it’s some benefit to you guys?
Mark Danahy: It does not.
Bose George: It doesn’t.

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Mark Danahy: And the way that we reflect the increased pre-payment is by reducing the cost of refinance which is the way that the HASP program works. It reduced the cost of refinancing for certain borrowers.
Bose George: OK. And then just finally, switching to Fleet side, can – just for George, I guess on the – could you just discuss the Chrysler bankruptcy and any sort of fall out from that in terms of that Fleet business?
George Kilroy: Sure. And as you can imagine we’re staying in pretty close touch with that, but we believe that Chrysler’s bankruptcy filing should have little impact on either us or our clients. In fact, their first day motion with the courts seeks relief to honor obligations to pay their employees, suppliers, dealers, and specifically Fleet customers. So that’s very encouraging.
We also think that if there’s any product disruption it’s going to be easily absorbed by the other motor companies. So we’re staying pretty close touch with it, but so far pretty comfortable.
Bose George: Thanks very much.
Terry Edwards: Thanks, Bose.
Operator: And we’ll take our next question from Paul Miller from FBR Capital Markets.
Paul Miller: Yes, thank you very much. And can you go to slide 24 and talk through this a little bit more in detail. I guess, where are all of the credit losses coming from? Is this from early payment defaults? Because you guys don’t really take any credit risk except for that. And the other issue is on foreclosed loans, is this all from early payment defaults? Or is this from just servicing foreclosed loans, and the fees associated with the credit side?

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Moderator: Nancy Kyle
05-01-09/9:00 am CT
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Mark Danahy: Well, on the foreclosed loans, those are foreclosed loans that are on our balance sheet, so we own them. In many cases, this may have been repurchased from investors under a rep and warranty liability at some previous time.
The nature of the recourse on the off balance sheet side – there’s really two pieces there. In some cases, historically we may have sold loans with some level recourse retained because they had some defect associated with them. That’s pretty limited, most of the time, the recourse that we have is represented from our reps and warranties. We have underwritten in accordance with the guidelines of the investor. And they will look at – when defaults are happening and this is happening across the industry right now, when a loan goes into default investors are looking for a reason to put it back to people under a rep and warranty liability. And so that’s something that we work through and that is what we’re reserving for. And it goes beyond – traditionally it would have been early payment defaults, but investors are much more aggressive looking for reasons to try and put back loans.
Now, we obviously don’t just roll over and buy them back. We evaluate them and will dispute when an investor is not right.
Paul Miller: Is most of this coming from the ’07 to – is it ’07 time period or ’05 to ’07 time period where these loans are coming back?
Mark Danahy: Most of this is coming from the ’04 to ’06 time period. The early indications on repurchases from ’07 and ’08 are much lower.
Paul Miller: OK. And so when you throw this number off balance sheet recourse as $392 billion is that mainly what’s coming from ’04 or ’06 or is that all of the recourse you have?

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Terry Edwards: That’s broken into two pieces. There’s $80 million as Mark indicated that will go to 0 shortly. And then the $312 million has built up over time. In fact, about 40% of that $312 million was originated 2004 and prior.
Paul Miller: OK. And then, $80 can you just remind me why that will go – I mean what is the credit enhancement program and why will that disappear?
Mark Danahy: That was a special program we had where we provided – we had a commitment to repurchase a loan if it went 120 days delinquent in the first 18 months of its life. We stopped doing that, almost 18 months ago. So the recourse period – our recourse obligation will dissipate.
Paul Miller: OK. And the other question I had is with the reinsurance business. You mentioned that you have $264 million in restricted cash held in a trust and you feel that will be plenty to pay for the losses coming out of there. But was that $264 million run through the income statement? And would that have to be backed – backed out if those losses start to eat into that number?
Mark Danahy: Yes. The way that’s going to work is we have $97 million in reserves right now so that expense has been recorded. And the future income, the future premium income that we have coming in is $126 million. And that $126 million will be used to boost the reserves. So the cash is there. A portion of that has come through earnings, but we would expect to continue to boost reserves to our ultimate loss expectations. I guess the point we were making there, is we would not anticipate having any money in to pay any claims out of Atrium. It’s fully funded.
Paul Miller: It’s fully funded. But would – does the reserves run through the P&L?
Mark Danahy: Yes.

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Paul Miller: OK. And then what types of assumptions are you using. Like, what type of macro assumptions like unemployment rate or home price declines are you using for that $219 million expected losses?
Mark Danahy: There are a host of assumptions that go through that. And they include what we’ve seen to date in home price changes. Some continued home price change, unemployment rates, I think cap out around 10%. I’d have to get the more particular details there. But we are projecting out what we think the losses will be over the life of the reinsurance agreement. So these are very long term projections of losses. And we expect Atrium will begin to pay claims for the first time in the second quarter.
Paul Miller: OK.
Terry Edwards: The key thing there, Paul, is our portfolio – the way the actuary runs this work is they use industry averages. Our portfolio typically outperforms. So we would expect to outperform as we usually do. And then in addition as Mark – the pitch – the point Mark made during his presentation was the benefits of the new government program that will reduce foreclosures via modification that will have a positive impact we believe on our performance of the Atrium portfolio. That positive is not reflected in the actuarial work that we received recently.
Paul Miller: OK. That makes a lot of sense. Go ahead, Terry.
Mark Danahy: Yes, let me add one little comment in there too. You know the Atrium has – takes on a corridor of risk. Our future projections and we talked about this at length in the last call, at this point, our future projections, we’re projecting to be at the maximum loss for, I think, book years ’05, ’06, and ’07. So the risk of additional losses would come in ’04 and ’08.

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Paul Miller: OK, ’04 and ’08. And then one question for George on the Fleet business, you mentioned that – I think you mentioned that you’re leasing – your leasing fleet is going down, does that impact your depreciation and your taxes? Because you guys were always very tax efficient because that portfolio of cars always grew and there was a mismatch between the depreciation between taxes and GAAP. Is that reversing itself now? Or it’s really not having any impact?
George Kilroy: Yes, I think the reductions you’re seeing are more because of amortization than units actually coming off. There are some units that are coming off.
Terry Edwards: But because of bonus deprecation and because of loss carry forwards, we don’t expect any impact from that for at least the next couple of years. And by then we should start building the lease book back up.
Paul Miller: OK. Can you – OK, go ahead, I’m sorry.
Sandra Bell: We do not expect to pay taxes other than minimal cash taxes in 2009 and 2010. And then we typically plan for about 20% cash taxes in the years beyond that. And we’re not seeing any change in that based on our current expected lease vehicle replacement.
Paul Miller: OK. Thank you very much.
Terry Edwards: Yes, one more fact to add to your initial question, Paul, was on the recourse position the $300 million or so, it should be noted that that amount build up over time. And you know we originated well over the $140 billion that we service. So it’s a small amount of total originations and because of our focus in the past couple of years it’s becoming smaller and smaller as a percent of new originations on a go forward basis.
Paul Miller: OK. Thank you very much.
Terry Edwards: You’re welcome. Thanks for the questions, Paul.

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Paul Miller: Yes.
Operator: We’ll take our next question from Howard Shainker with Third Point.
Howard Shainker: Hey, guys. Just a follow up to Paul’s questions on the Atrium P&L, will Atrium basically be neutral going forward because you’ll receive the premium booked back to the income statement and then accrual reserve of approximately the same amount. And so prospectively, it will be kind of a zero P&L impact? Or will – is that right?
Mark Danahy: Howard, that is kind of the way we think about it at this point based on the current projections.
Howard Shainker: OK. Second question on Atrium theme and I just didn’t hear the end of your statement, Mark, but you said that – are you seeing Max loss from ’05 through ’07 and so any incremental loss will only be an ’04 or ’08 loss, did I hear that right?
Mark Danahy: Yes, when we do our long term – when we do the ultimately loss projections, we’re projecting that the claims coming from ’05, ’06, ’07 will be at the maximum of the corridor.
Howard Shainker: At the corridor, OK.
Mark Danahy: So there’s no risk of additional losses from those book years.
Howard Shainker: And then can you give me a sense for ((inaudible)) or is it too soon for you to have a good estimate?
Mark Danahy: I’m sorry; what was the question?

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Howard Shainker: Actually – would it possible and I don’t have the math in front of me, but for us to just back into what your ’04 and ’08 assumptions given if you max out the mid years it will just get some percentage of potential corridor exposure for the two barbell units?
Mark Danahy: Yes. You know what it’s in the – between the 10-K that we produced – we have a table of the MI losses of exposures in our Q and I think we can do it from that, but from the last Web cast. So if you give Nancy a call and we can show you how to put that math together.
Howard Shainker: All right. Perfect. And then can I ask you a question – I’m sorry.
Mark Danahy: One more thing. I would think of that – when we think about Atrium it is predicated on these long-term projections. So right now we would see that as sort of being revenue neutral because we’re going to – we think about reserving most of the premium income. But that’s really sort of a near term outlook. We’ll have to see how those projections change.
Howard Shainker: Right. But it sounds like there’s more – I mean I don’t want – you know obviously you can’t say this as a certainty but it seems like the risk is to the up side given that you’re ally ready assuming max loss for the mid years.
Mark Danahy: That seems reasonable.
Terry Edwards: Yes, I ...
Howard Shainker: And then – sorry.
Terry Edwards: As you said, we’re assuming max loss for ’05, ’06, ’07. The exposed years appear to be ’04 and ’08. And the most recent book, the ’08 book which the actuaries the increase to reserves

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05-01-09/9:00 am CT
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that we took in Atrium are almost all driven by ’08. And the mod program that the government has come out with and the new refinance program that the government has come out with will help ’08 pretty significantly.
Howard Shainker: I’m surprised that the reserves were ’08 driven given that the corridor – when did the corridor shift? Because didn’t the corridor shift in your favor in ’08?
Mark Danahy: It shifted in the last half of ’08. Yes, so we’ve got 5 months in the 4-10-40 structures. And the 7 months in the 25 corridor – 25 cede programs.
Howard Shainker: Which is where the losses started at five or something? You know like 5, 10, 25 or something or 5 ...
Mark Danahy: The typical programs are something like a 5, 10, 25. So you have a 5% start rate, a 10% end rate and a 25% cede. And the old programs were 4-10-40s which is a 4% attachment, a 10% corridor and a 40% cede. A lot of the MI underwriting changes occurred midyear in ’08 so it’s the earlier books which would look a little less favorable to the other books.
But I think you know the point is as we start to understand the effectiveness of the government programs for modifications, and the refinance activity that HASP will allow, that may change our long-term projections of ultimate losses coming through Atrium. But it’s a little bit too early to really get a good gauge of that.
Howard Shainker: OK. Can we talk a little bit about the sustainability of pricing margin on loans, your gain on sale?
Mark Danahy: Well you know I think we showed this graph last time. And what we saw through 2008 was atypical of the market in general. You saw industry volumes declining and industry margins

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expanding which is the opposite of historically what’s happened. So I think if I get optimistic about that, I think what we’ve seen is that the industry is going to price more rationally. And I think there’s a couple of reasons for that. Obviously, the pain that some of the large banks are taking in their mortgage operations, they realize they have to have more profitable originations on a go forward basis. So I think that the margins we’re seeing are – have a good possibility of being sustained.
And there’s – you know frankly there’s less industry players now. There’s been a tremendous consolidation. I think roughly 60% of originations are controlled by the top 4 big banks. So there ought to be a lot more rational pricing going forward.
Howard Shainker: How much of the – of your incremental volume was the direct result of your market share increasing? So you know the seven and change of rate lock commitments that you did this year, what would that have been you know kind of if you pro forma it back from last year’s market – I’m just trying to understand how – yes so your growing market share is impacting your production business?
Mark Danahy: Yes, we don’t yet have the industry data around – to calculate market share for the first quarter. So we’re anxious to see how well – if we held our own. The fact is that we nearly doubled our first mortgage production in the first quarter and that leads me to believe that we held our own in terms of market share but we haven’t – we have yet to be able to prove it.
Howard Shainker: But you could just calculate what percentage of the $7 billion is coming from clients you didn’t have a year ago, right? Like UBS and whoever else you picked up in the past year?
Terry Edwards: That’s one way to look at it, Howard, yes.

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Howard Shainker: Is it a meaningful number?
Terry Edwards: Kind of the way we look at the business this quarter is we took in what the machine could handle.
Howard Shainker: Yes.
Terry Edwards: We’re adding headcount now as Mark indicated. So as we go you get in between numbers, the actual market share that you did and what you could have done are two different numbers. So we would expect more headcount to do more business and to maintain market share. But to your point ...
Howard Shainker: But the headcount you’re adding, is that going – how far – is that going to move your breakeven point materially?
Terry Edwards: No.
Mark Danahy: It’s going to be all variable costs.
Howard Shainker: Because it’s going to be all variable costs.
Terry Edwards: We won’t move that because as we add headcount we’ll add volume because we’ll be able to do more volume. But we don’t want to get into specifics about how much business we do with a UBS or a First Tennessee or our new clients.
Howard Shainker: Right. OK. And then the last question is for Sandra on TALF. You know can you sort of give us an update as to where you know any sort of TALF eligible deal stands and whether –

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has there been a commercial vehicle done yet? And kind of just what’s the latest update with respect to liquidity for the (inaudible)?
Sandra Bell: Well let me answer the second one first. Correct me if I’m wrong, George, there’s not been a commercial vehicle deal done yet.
George Kilroy: Not in commercial fleet leasing deal that we know of.
Sandra Bell: So ...
Howard Shainker: OK.
Sandra Bell: That’s one. With respect to the second, as you know when we’re in any situation where we might issue securities we can’t comment on the specifics of a timeline. So we need to hold off on talking about timing.
Howard Shainker: OK. Thanks a lot, guys.
Terry Edwards: That said, we fully expect to utilize the program during 2009.
Howard Shainker: Terrific. Thank you.
Terry Edwards: You’re welcome, Howard, thank you.
Operator: Our next question comes from Patrick Donnelly with BlackRock.
Patrick Donnelly: Hey guys, how are you?

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Terry Edwards: Good morning.
Patrick Donnelly: Good morning. Hey, I guess a couple questions first, let’s start on the hard stuff, the mortgage servicing segment and I guess the – going back to the comments that you made in regards to limited write downs in subsequent quarters, is that what you expect for Q2, Q3? Are we done with the write downs in your opinion?
Mark Danahy: Yes, well it’s based on the assumption that rates stay stable to the end of the first quarter.
Patrick Donnelly: Yes.
Mark Danahy: And servicing value is really based on a point in time measure of where rates are because it’s the present value of – it’s all the future things that are going to happen as a result of rates today and really it’s separate from – it doesn’t really reflect the opportunity we have on the origination side to offset the cost that will actually be lost when the real event happens.
Patrick Donnelly: And looking at the write downs, I mean, what I see is you’ve got pre-payment speeds that are much less than forecast and I think it’s given your specific portfolio of loans, do you think you’re being overly conservative? Do you think you’re being appropriately conservative? Are you getting ahead of things? Could you just give us more color?
Mark Danahy: I would say we’re being appropriately conservative. The reality is the accounting standards are somewhat vague in this because you’re supposed to value servicing at the rate at which you could sell it in a rational market.
Patrick Donnelly: Yes.

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Mark Danahy: There is absolutely no activity in the mortgage sales, mortgage servicing right sales so you have to do it based on the underlying cash flow models and it becomes a challenge. What we do is we benchmark ourselves against some of the other – some of our competitors in the industry to try and make sure that we’re in reason from what they would value at and what these things could actually sell.
If you went to market with a sale, if you were forced into the markets and sold it today you’d be taking a huge hit because it would be a forced sale, fire sale type environment.
Terry Edwards: But that said you know our pre-pays are slow therefore on a discounted cash flow basis. Over time the value will come in so we are appropriately marked. We’ve got the low delinquencies. We’ve got the new originations that we’re adding at low values.
I will remind everyone that you know our portfolio is not hedged but the natural business hedge seems to be working pretty well right now. And you know to your original question would any marks be necessary? Right now rates are about ten basis points higher than they were at quarter end.
Patrick Donnelly: Yes.
Terry Edwards: So to the extent that we stay in this same spot that coupled with the modification program we see no reason to have to make an adjustment to the MSR as we sit here right now.
Patrick Donnelly: Good. Good. So then can we use Q1 as a base rate, maybe add back the adjustment for MSRs and use that as kind of a base assumption for Q2 for the mortgage segment in aggregate?

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Terry Edwards: That was part of what I was getting at in my comments where I said I expected some of you to do the math, so ...
Patrick Donnelly: I mean that’s a huge ramp.
Terry Edwards: So in some respects if rates stay steady and we go through the second quarter and pricing margins remain where we’ve see them during April you could add 70 million into the results that we had on a pre-tax basis for the first quarter.
Patrick Donnelly: Right.
Terry Edwards: To get to the second quarter.
Mark Danahy: It’s a reasonable approach.
Patrick Donnelly: Right. Good. Good. And then another question, this is more probably longer term if you put on your forecasting hats, but given TALF and maybe some success down the road in terms of restarting the jumbo securitization market, what are your thoughts there in terms of jumbos because right now it looks like what is a percentage of originations out of that $9 billion? It must be all conforming, correct?
Mark Danahy: It is almost all conforming.
Patrick Donnelly: Yes. So I mean going forward into 2010 or I don’t know, let’s call it second half ‘09 to be optimistic and maybe at some point 2010 we start to get jumbos that make sense in terms of securitization, what are your thoughts there in terms of maybe the mix changing andthe production staying strong into the later quarters?

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05-01-09/9:00 am CT
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Mark Danahy: Well, the jumbo market is tremendously underserved right now. So I think there is – there should be a very positive upside if the liquidity returns that market and rates become attractive for refinance because there is no program today ...
Patrick Donnelly: Right.
Mark Danahy: ... to address the jumbo market. So I think that if the liquidity returns it’s going to be an attractive opportunity.
Patrick Donnelly: Right. Any forecast?
Mark Danahy: Well ...
Terry Edwards: Forecasting is a dangerous business.
Patrick Donnelly: Yes. All right. Thanks, guys.
Terry Edwards: You’re welcome. Thank you, Patrick.
Operator: And as a reminder that is star 1 if you would like to ask a question. Again that is star 1 if you would like to ask a question at this time. And we have no more questions. I’ll turn it back to you, Mr. Edwards.
Terry Edwards: Laura, thank you very much. Thank you everyone for joining us on our call. We look forward to talking to you again in about three months. Have a great summer.
Operator: This concludes the PHH 2009 first quarter earnings conference call. Once, again, ladies and gentlemen the replay will be available beginning Monday, May 4, 2009 at the company’s Web site

PHH CORPORATION
Moderator: Nancy Kyle
05-01-09/9:00 am CT
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at www.phh.com or by dialing 1-888-203-1112 or 1719 or 457-0820 using the pass code 3564266. It will be archived until May 19, 2009. You may now disconnect.
END